Exhibit 3.32

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:41 PM 07/28/2009
FILED 02:35 PM 07/28/2009
SRV 090733320 – 3177486 FILE

AMENDMENT TO CERTIFICATE OF INCORPORATION

OF

DETECTIVE NOMINEES INC.

Detective Nominees Inc., a corporation organized under the laws of the State of Delaware (the “Corporation”), pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, as amended (the “Act”), executes the following Amendment to the Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on February 16, 2000 (the “Certificate”):

A. The Certificate is hereby amended by striking out Article 1 thereof and substituting in lieu of said Article the following new Article:

“1. The name of the Corporation is IDCO Nominees, Inc.”

B. All other provisions of the Certificate shall remain unmodified and in full force and effect.

C. The Amendment of the Certificate has been duly adopted in accordance with the provisions of Section 242 of the Act.

D. The effective date of the amendment of the Certificate shall be August 1, 2009.

IN WITNESS WHEREOF, the Corporation, for purposes of amending the Certificate pursuant to the Act, does make, file and record this Amendment to the Certificate of Incorporation of Detective Nominees Inc., and does hereby certify under the penalties of perjury that the facts herein stated are true, and has caused this Certificate to be executed by Raymond L. D’Arcy, its President, this 24th day of July, 2009.

DETECTIVE NOMINEES INC.

By:
Name: Raymond L. D’Arcy
Title: President